This THIRD AMENDMENT TO THE THIRD SETTLEMENT AGREEMENT, dated October 3, 2017, between (i) Wright Medical Technology, Inc. (“Wright Medical”) and (ii) Plaintiffs’ Co-Lead Counsel appointed by the Hon. William S. Duffey in MDL No. 2329 (the “MDL”) and Plaintiffs’ Co-Lead Counsel appointed by the Hon. Jane Johnson in JCCP No. 4710 (the “JCCP”) (referred to collectively as “Plaintiffs’ Counsel”) (Plaintiffs’ Counsel and Wright Medical each a “Party” and collectively referred to as the “Parties”), is made pursuant to Section 13.10 of the Third Settlement Agreement dated October 3, 2017 (the “Third Settlement Agreement”). The Third Settlement Agreement, as previously amended by the Second Amendment to the Third Settlement Agreement, shall be further amended as follows (the Third Settlement Agreement, as amended, and this Third Amendment being collectively referred to herein as the “Agreement”):

1.	Section 3.1.2 of the Third Settlement Agreement, as amended by the Second Amendment, which originally read:
All settlement payments under either the Standard Settlement Option or the EIF Option are contingent upon Wright Medical receiving at least Thirty-Five Million dollars ($35,000,000.00) of additional insurance payments from some or all of the following insurers: Federal Insurance Company, Lexington Insurance Company, Lloyd’s of London, or Catlin Specialty Insurance Company (“the Non-Settling Insurers”). The payments must be received between the date of execution of the Term Sheet (September 18, 2017) and March 30, 2018, and must be paid to reimburse Wright Medical for defense fees and costs, settlements and/or judgments paid or incurred in connection with a CONSERVE® Claim, DYNASTY® Claim, or LINEAGE® Claim, as those terms are defined above. In the event that this contingency is not met, Wright Medical in its sole discretion may terminate this Agreement in its entirety, and the Parties and Eligible Claimants will return to their respective positions held prior to this Agreement, with all releases and dismissal stipulations that may have been provided deemed void, and either returned to Plaintiffs’ Counsel or destroyed.
Is hereby amended as follows:
All settlement payments under either the Standard Settlement Option or the EIF Option are contingent upon Wright Medical receiving at least Thirty-Five Million dollars ($35,000,000.00) of additional insurance payments from some or all of the following insurers: Federal Insurance Company, Lexington Insurance Company, Lloyd’s of London, or Catlin Specialty Insurance Company (“the Non-Settling Insurers”). The payments must be received by Wright Medical between the date of execution of the Term Sheet (September 18, 2017) and March 30, 2018, and must be paid to reimburse Wright Medical for defense fees and costs, settlements and/or judgments paid or incurred in connection with a CONSERVE® Claim, DYNASTY® Claim, or LINEAGE® Claim, as those terms are defined above.
If as of March 30, 2018, Wright Medical does not receive the full $35 million from the Non-Settling Insurers (any shortfall shall be referred to as the “Deficient Insurance Balance”), then by September 30, 2018, Wright Medical will, at its sole election, either:
(1) make the full Deficient Insurance Balance available for payment to underlying claimants in which case Wright Medical will have met its full payment obligation under Section 10.4.3(a), as amended by this Third Amendment; or
(2) assign collectively to Eligible Claimants who opt-in to accept Individual Settlements of Eligible Claims, to prosecute at their own cost, Wright Medical's insurance claims that are assignable against any Non-Settling Insurers designated by Wright Medical to be responsible for the remaining Deficient Insurance Balance; and, in addition, Wright Medical and Plaintiffs’ Counsel will enter into a negotiated assignment agreement and good-faith stipulated judgment and covenant not to execute against Wright Medical (the “Stipulated Judgment and Covenant”), on more specific terms to be agreed to by the Parties, in the total amount of Five Hundred Forty One Million Dollars ($541,000,000.00). The Stipulated Judgment and Covenant shall be collectible only against the insurance policies from 2008-2012 of any Non-Settling Insurer that Wright Medical designates on September 30, 2018, as responsible for the Deficient Insurance Balance. The Stipulated Judgment and Covenant shall not be collectible from or against any assets of Wright Medical, or any of its parent, sister or affiliated entities, other than the designated insurance policies.
In the event that Wright Medical's insurance claims are assigned to Eligible Claimants, as set forth above, and the Stipulated Judgment and Covenant is entered under this option 2, Wright Medical and Plaintiffs' Counsel further agree:

(i)
Wright Medical will fund contingently the amount of the remaining Deficient Insurance Balance, if any, beginning March 7, 2019, needed for any payment of Individual Settlements, provided that all requirements and prerequisites to payment of Individual Settlements under this Third Settlement Agreement have been satisfied.

(ii.)
Any action to enforce or collect on Wright Medical’s insurance claims and/or the Stipulated Judgment and Covenant will be brought in the names of the Eligible Claimants, as assignees of Wright Medical.

(iii.)
Plaintiffs’ Counsel shall have sole and exclusive authority to enforce or collect on Wright Medical’s assigned insurance claims and/or the Stipulated Judgment and Covenant. No Eligible Claimant may bring any lawsuit, claim or other adversarial proceeding of any type to enforce or collect on Wright Medical’s assigned insurance claims and/or the Stipulated Judgment and Covenant. By filing a Claim Election Form, each Eligible Claimant will be deemed expressly to have waived any and all right or ability to bring or pursue, except through Plaintiffs’ Counsel, any and all claims to enforce or collect on Wright Medical’s assigned insurance claims and/or the Stipulated Judgment and Covenant, including but not limited to any and all claims against Wright Medical, any insurance company or any entity establishing or holding a QSFA, Plaintiffs’ Counsel, or Eligible Claimant’s counsel to pay funds or take any other action required under this Third Settlement Agreement. This does not restrict an Eligible Claimant’s rights to enforce his or her own Full and Final Confidential Individual Release and Settlement Agreement.

(iv.)
The entire amount that Wright Medical funds of the Deficient Insurance Balance beginning March 7, 2019, plus interest at 10% calculated annually thereon, shall be reimbursed to Wright Medical, after deducting all attorney's fees and costs incurred by Eligible Claimants to prosecute claims against the Non-Settling Insurers, from any funds recovered by Eligible

Claimants by way of settlement or otherwise from the Stipulated Judgment and Covenant and/or pursuit of the assigned insurance claims.

(v.)
Wright Medical shall also recover up to an additional five million dollars ($5,000,000.00) if Wright Medical is required to fund any of the Deficient Insurance Balance beginning March 7, 2019, which shall be reimbursed to Wright Medical, after deducting all attorney's fees and costs incurred by Eligible Claimants to prosecute claims against the Non-Settling Insurers, from the first of any funds recovered by Eligible Claimants by way of settlement or otherwise from the Stipulated Judgment and Covenant and/or pursuit of the assigned insurance claims, in reimbursement of defense fees and costs, and other litigation expenses Wright Medical has incurred to date from claims by or against the Non-Settling Insurers.

(vi)
The Stipulated Judgment and Covenant and/or the assigned insurance claims will not be abandoned or dismissed, or settled with any Non-Settling Insurers in exchange for an aggregate amount less than $15,000,000.00, over and above the amounts set forth in Subsections (iv) and (v) above, unless Wright Medical is first given an option, in its sole discretion, to have the Stipulated Judgment and Covenant and/or the assigned insurance claims assigned back to Wright Medical, in exchange for payment by Wright Medical of the proposed settlement amount, if applicable.

(vii.)
Except for recovery against Wright Medical’s insurance assets for which coverage is provided by the Non-Settling Insurers as set forth in this Third Amendment, under no circumstances will the total amount of Wright Medical’s obligations under this Third Settlement Agreement exceed $76,750,000.

(viii.)
No amounts collected pursuant to the Stipulated Judgment and Covenant will be distributed to any Eligible Claimant until such Eligible Claimant has complied with all requirements set forth in this Third Settlement Agreement, specifically including but not limited to, the requirements of Sections 4, 8.1, 7.1 and 9.1.2.

2.	Section 10.4.3 of the Third Settlement Agreement, which originally read:
The following is the schedule under which funding will be available from Wright Medical for payment of Individual Settlements, provided that all requirements and prerequisites to payment under this Third Settlement Agreement have been satisfied:
(a)    $45,000,000.00 by June 30, 2018; and
(b)    $31,750,000.00 by September 30, 2019
Is hereby amended as follows:
The following is the schedule under which funding will be available from Wright Medical for payment of Individual Settlements, provided that all requirements and prerequisites to payment under this Third Settlement Agreement have been satisfied, and subject to Section 3.1.2:

(a)    $10,000,000.00 by June 30, 2018, plus any monies received by March 30, 2018, from Non-Settling Insurers up to $35,000,000.00, for a maximum combined total of $45,000,000.00; and
(b)    $31,750,000.00 by September 30, 2019

3.	Section 2.2 of the Third Settlement Agreement, which originally read:
The total amount of all Eligibility Adjustments will be confirmed and agreed to by the Parties; however, under no circumstance will the total amount of the settlement exceed $76,750,000.00.
Is hereby amended as follows:
The total amount of all Eligibility Adjustments will be confirmed and agreed to by the Parties; however, except for recovery against Wright Medical’s insurance assets for which coverage is provided by the Non-Settling Insurers as set forth in this Third Amendment, under no circumstance will the total amount of Wright Medical’s obligations under this Third Settlement Agreement exceed $76,750,000.00.

4.	Section 2.3 of the Third Settlement Agreement, which originally read:
This Third Settlement Agreement provides an opportunity for compensation pursuant to an extraordinary injury fund (“EIF”), as described below. To be clear, regardless of any total or individual amounts allocated to EIF compensation, under no circumstances will the total settlement amount under this settlement exceed $76,750,000.00.
Is hereby amended as follows:
This Third Settlement Agreement provides an opportunity for compensation pursuant to an extraordinary injury fund (“EIF”), as described below. To be clear, regardless of any total or individual amounts allocated to EIF compensation, except for recovery against Wright Medical’s insurance assets for which coverage is provided by the Non-Settling Insurers as set forth in this Third Amendment, under no circumstances will the total amount of Wright Medical’s obligations under this Third Settlement Agreement exceed $76,750,000.00.
The Agreement shall remain the same in all other respects.

IN WITNESS WHEREOF, the Parties have executed this Third Amendment to the Third Settlement Agreement as of October 3, 2017 on the dates indicated below.

PLAINTIFFS’ MDL AND JCCP CO-LEAD COUNSEL
/s/ Michael L. McGlamry		/s/ Raymond P. Boucher
Michael L. McGlamry		Raymond P. Boucher
Pope, McGlamry, Kilpatrick, Morrison & Norwood, P.C.		Boucher LLP
Dated:	3/28/18	Dated:	3/28/18
WRIGHT MEDICAL TECHNOLOGY, INC.
/s/ James Lightman
James Lightman
Sr. Vice President and General Counsel Wright Medical Technology, Inc.
Dated:	3/29/18

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